UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D. C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): January 22, 2010

GENZYME CORPORATION

(Exact name of registrant as specified in its charter)

Massachusetts	0-14680	06-1047163
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(IRS employer identification number)

500 Kendall Street, Cambridge, Massachusetts 02142

(Address of Principal Executive Offices)  (Zip Code)

Registrant’s telephone number, including area code: (617) 252-7500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 22, 2010, the Compensation Committee (the “Committee”) of the Board of Directors of Genzyme Corporation (“Genzyme”) approved new designs for Genzyme’s annual cash incentive and long-term incentive programs for senior executives effective for 2010.

Annual Cash Incentive Program

The new senior executive annual cash incentive program, like the former one, is comprised of a corporate component and individual component for all senior executives, and a divisional component for senior executives with responsibilities for a business division.  As with the former program, the Committee plans to set a cash target incentive amount for each participant in December of each year.

Under the new senior executive annual cash incentive program, the performance metrics for the corporate component and the relative weighting of the components have changed.  The corporate metrics for 2010 are:  corporate revenue, cash flow return on invested capital (“CFROI”), and key business objectives. The key business objectives center on three areas, organization renewal, pipeline advancements, and recovery of the Personalized Genetic Health business.  The metric used to measure performance for the divisional component is division operating income.

For senior executives without a divisional component, the relative weight assigned to corporate metrics and individual performance is:

Revenue	40%
CFROI	20%
Key Business Objectives	20%
Individual	20%

For senior executives with division responsibility, the relative weight assigned to corporate and divisional metrics and individual performance is:

Revenue	35%
CFROI	15%
Key Business Objectives	15%
Division Operating Income	15%
Individual	20%

At its meeting on January 22, 2010, the Committee approved the revenue, CFROI and division operating income performance targets for 2010.  The Committee approved performance and payout ranges for the revenue and CFROI metrics as follows:

Metric	Performance Range	Payout Range as a Percent of Target Award Opportunity
Revenue	90% to 115%	30% to 200%
CFROI	90% to 115%	50% to 200%

The payout range for divisional operating income was set at 50% to 180%, with the performance ranges set on a division-by-division basis.  The Committee also approved the objectives and criteria to be used to measure attainment of the key business objectives component of corporate performance.  As with the former annual cash incentive program, the individual component may be awarded based on the Committee’s review of the senior executive’s performance during the year.

Long Term Incentive Program

Genzyme’s new long-term incentive program for senior executives uses a combination of (i) time vesting stock options and (ii) performance vesting awards tied to the achievement of pre-established performance goals over a three-year performance period.  Approximately half the grant will be made in time vesting stock options with the remainder in performance vesting awards.  Grants under Genzyme’s former long-term incentive program were comprised of time vesting stock options and time vesting restricted stock units.

For the 2010-2012 performance period, the performance metrics are (i) relative total shareholder return (“TSR”) measured against the performance of a subset of biotechnology peer companies (currently twenty-eight organizations) in the S&P 500 Health Care index and (ii) CFROI.  Each metric is weighted equally.    For both metrics, performance between the threshold level and the target level will be awarded in performance vesting restricted stock units.  These units will be paid out in shares of Genzyme’s common stock at the end of the three-year period if performance between the threshold level and target level is achieved.  If performance above the target level is achieved, the portion of the award above the target level will be paid out in cash up to a predetermined maximum cash award.

At its meeting on January 22, 2010, the Committee approved a performance range for the three-year CFROI metric of 85% to 115%.  For performance between 85% and 100% of the CFROI target, the payout range is 50% to 100% of the senior executive’s target restricted stock unit award.  Performance between 101% and 115% of the CFROI target will result in a cash payment that will be awarded based on performance achieved between target and maximum levels, up to a predetermined maximum.  The Committee also approved the following performance levels for relative TSR:

Performance Level	Percentile Rank
Threshold	40th
Target	65th
Maximum	75th

For performance between the relative TSR threshold and target levels, the payout range is 35% to 100% of the senior executive’s target restricted stock unit award.  Relative TSR performance between the target and maximum levels will result in a cash payment that will be awarded based on performance achieved between target and maximum levels, up to a predetermined maximum.

If a participating senior executive’s employment is terminated before the end of the performance period because of death, disability or retirement, payment of the performance vesting award will be pro-rated to the date of termination based upon the company’s actual achievement of performance levels at the end of the performance period.  Upon a change in control, payment of a performance vesting award will be paid out at the target performance level and pro-rated to the date of the change of control.  The Committee has not yet granted any awards under the new long-term incentive program for senior executives.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENZYME CORPORATION

Dated: January 28, 2010	By:	/s/ Peter Wirth
Peter Wirth
Executive Vice President, Legal and Corporate Development